Law Offices of
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, California  94105
Telephone (415) 856-7000
Facsimile (415) 856-7100

March 27, 2009

(415) 856-7007	27348.82844

Rainier Investment Management Mutual Funds
601 Union Street, Suite 2801
Seattle, Washington  98101

Re:  Rainier High Yield Portfolio

Ladies and Gentlemen:

We have acted as counsel to Rainier Investment Management Mutual Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, Rainier High Yield Portfolio (the “Fund”), pursuant to Post-Effective Amendment No. 29 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission on January 15, 2009 (the “Post-Effective Amendment”).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion upon our review of the following records, documents and instruments:

(a)   the Trust’s Certificate of Trust, as filed with the Delaware Secretary of State on December 15, 1993, certified to us by an officer of the Trust as being in effect on the date hereof;

(b)   the Trust’s Agreement and Declaration of Trust dated December 13, 1993 (the “Declaration of Trust”), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

(c)   the Bylaws of the Trust, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

(d)   resolutions of the Trustees of the Trust adopted at a meeting held on December 4, 2008 authorizing the establishment of the Fund, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

Rainier Investment Management Mutual Funds
March 27, 2009

(e)   the Post-Effective Amendment;

(f)   a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion; and

(g)   a certificate from the Secretary of State of Delaware as to the good standing of the Trust under the laws of the State of Delaware dated as of March 24, 2009.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Title 12, Chapter 38 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Law Governing Business Entities Annotated (Corporation Service Company, Fall Edition 2008).  We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion.  We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that: (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Post-Effective Amendment, and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with; it is our opinion that the Shares will be legally issued, fully paid and nonassessable by the Trust when issued and sold by the Trust.

This opinion is rendered to you solely in connection with the Post-Effective Amendment and is solely for your benefit.  We hereby consent to the Trust’s filing of this opinion as an exhibit to the Trust’s Registration Statement.  This opinion may not be relied upon by you for any other purpose.  Nor may any other person, firm, corporation or other entity rely on this opinion without our prior written consent.  We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP